Exhibit 99

              Willis Group Holdings Announces New Credit Facilities

    NEW YORK--(BUSINESS WIRE)--Dec. 4, 2003--Willis Group Holdings (NYSE: WSH), the global insurance broker, today announces that it has completed negotiation of a $600 million credit agreement, consisting of a $450 million 5-year term loan facility and a $150 million revolving credit facility.
    These new credit facilities are unsecured and subject to investment grade terms. The new facilities will replace the company's existing bank loan facility, which the company repaid in November. Proceeds of the new facilities will be used to retire the company's outstanding senior subordinated notes and for general corporate purposes. Both the term loan and the revolving credit facility will bear interest at an initial rate of LIBOR plus 95 basis points, subject to adjustment based on future changes in the company's leverage and credit ratings.
    The new facilities were arranged by Banc of America Securities Limited, Citigroup Global Markets Limited, JP Morgan Securities Inc and The Royal Bank of Scotland plc.
    Joe Plumeri, Chairman and CEO of Willis Group Holdings, said "Willis recently announced our fifteenth consecutive quarter of record results and an increase in our debt rating to investment grade. These new credit facilities, for which there was strong market demand, are a further reflection of our outstanding financial and operational progress."

    Willis Group Holdings is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in more than 100 countries, its global team of 13,000 associates serves clients in some 180 countries. Willis is publicly traded on the New York Stock Exchange under the symbol WSH. Additional information on Willis may be found on its web site www.willis.com.


    CONTACT: Willis Group Holdings
             Investors:
             Kerry Calaiaro, 212-837-0880
             calaiaro_ke@willis.com
              or
             Media:
             Nick Jones, + 44 20 7488-8190
             jonesnr@willis.com
              or
             Dan Prince, 212-837-0806
             prince_da@willis.com